Exhibit 99.1

Idaho North Resources Enters into Earn-In Option Agreement with Coeur Mining

October 21, 2014 - Coeur d'Alene - Idaho North Resources (OTCQB:IDAH) ("IDAH" or "the Company") announced today that it has signed an Earn-In Option Agreement ("the Agreement") with Coeur Explorations, Inc., a wholly-owned subsidiary of Coeur Mining Inc. (NYSE:CDE) ("Coeur") for the Klondyke area, Nevada.

The target properties specified in the Agreement are the first selected for earn-in by Coeur under the Central Nevada Exploration Program announced earlier this month.  (For more details, please see the IDAH press release dated October 2, 2014.)

Pursuant to the terms of the Agreement, for the Klondyke area, Coeur may exercise its option to acquire an initial 60% interest in the target properties by spending a minimum of $2 million in exploration and development expenses on the target properties over a 3-year period and completing a NI 43-101 compliant Technical Report. Upon completion of the earn-in requirements, the parties will form a limited liability company for purposes of further exploration, development, and mining of the target properties, with Coeur having a 60% membership interest and IDAH having a 40% membership interest. During the Agreement period, Coeur has the option to acquire IDAH's entire interest in the target properties, subject to terms of the Agreement. As operator, IDAH will conduct the exploration, development, and related work at the target properties under budgets approved by Coeur.

"The Klondyke project represents an excellent silver-gold target for Coeur to explore in the world-class mining district of Tonopah, Nevada," comments Hans Rasmussen, Vice President Exploration for Coeur.  "Based on surface sampling results and geophysical data we believe this represents a high-quality target to drill as it fits our criteria for a minimum target size and grade."

IDAH President Mark Fralich stated, "We are very pleased to take this next step with Coeur, moving forward with the first target of our Exploration Program. We are confident that our ability to identify promising properties, combined with Coeur's funding and technical support, will generate superb opportunities for the discovery of world-class mineral deposits.  Our Exploration Program with Coeur adds great value to our Company and is non-dilutive to our shareholders."

Coeur is the largest U.S. based primary silver producer with forecast 2014 production of at least 17-million ounces of silver and 225,000 ounces of gold. Coeur has exploration and mining projects throughout the Americas, including its longest-running operation, the Rochester silver-gold mine near Lovelock, Nevada.

Coeur owns 10.07 percent of IDAH. There are 13,244,333 common shares of IDAH outstanding (17,001,000 fully diluted).

About Idaho North Resources
Idaho North Resources is a U.S. based junior company exploring for gold, silver, and base metals in Nevada. The Company has long-term lease options on the Eagleville gold-silver project south of Fallon and the Klondyke and Divide silver-gold projects near Tonopah. The Company also recently finalized an Exploration Program Agreement with Coeur Mining, under which Coeur will fund, and have exclusive earn-in rights, to certain of the Company's central Nevada projects. Idaho North Resources is a fully reporting company, listed on the OTCQB under the symbol IDAH.

For more information please contact:
Mark A. Fralich, President
Phone: (503) 313-2586 cell - (509) 928-7604 office
E-Mail: mafralich@gmail.com or info@idahonorthresources.com
Website: www.idahonorthresources.com

This news release contains certain forward-looking statements within the meaning of the Federal Securities Laws. Such statements are based on assumptions that the Company believes are reasonable but which are subject to a wide range of uncertainties and business risks. There are many factors that could cause actual results to differ from those anticipated.